Exhibit 99.1

CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    Great Plains Software, Inc. (the "Company"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time make, in writing or orally; "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended). When used in conjunction with an identified forward-looking statement, this Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of such sections and is intended to be a readily available written document that contains factors which could cause results to differ materially from such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

    The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement or statements shall be deemed to be a statement that any or more of the following factors may cause actual results to differ materially from those in such forward-looking statement or statements.

Great Plains may not be able to market and sell products if it is unable to maintain a strong partner network.

    Great Plains does not maintain a direct sales force; rather, it relies exclusively on its partner network to sell its solutions. Great Plains' partners may not aggressively market Great Plains products and services or maintain their relationships with Great Plains. Failure to maintain these relationships and to develop new partner relationships in the future could have a material adverse effect on Great Plains' business.

    Great Plains' ability to achieve significant future revenue growth will depend in large part on adding new partners, leveraging its relationships with existing partners and the partners' ability to implement their growth plans. Great Plains or its partners may not be able to achieve these goals. Great Plains' inability or its partners' inability to do so could have a material adverse effect on Great Plains' business, results of operations and financial condition.

Demand for Great Plains' products may decrease if Great Plains is unable to anticipate and adapt for rapidly changing technology.

    Great Plains' markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer and partner demands. Great Plains' future success will depend on its ability to adapt to these rapidly changing technologies, to enhance its existing solutions, and to introduce new solutions to address its customers' and partners' changing demands. Great Plains may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. In addition, these new solutions and enhancements must meet the requirements of Great Plains' current and prospective customers and must achieve significant market acceptance.

Demand for Great Plains' products may decrease if midmarket businesses fail to adopt Microsoft technologies or Great Plains' products become incompatible with new developments in these technologies.

    Great Plains' software products are designed for Microsoft technologies, including Windows 2000, Windows NT and SQL Server. In addition, its products utilize other Microsoft technologies, including Visual Basic for Applications and Site Server. Although Great Plains believes that Microsoft technologies will continue to be widely utilized by midmarket businesses, Great Plains cannot assure you that midmarket businesses will adopt these technologies as anticipated or will not in the future migrate to other computing platforms or technologies that Great Plains does not currently support. Moreover, Great Plains'

strategy requires that its products and technologies continue to be compatible with new developments in Microsoft's technologies.

Great Plains' management and internal systems may be inadequate to handle potential growth of its sales and workforce.

    Great Plains' growth has resulted in increased responsibilities placed upon its management and has placed added pressures on its internal systems. Continued growth will require it to implement additional systems and controls and to expand, train and manage a larger workforce. Great Plains cannot assure you that the systems and management skills currently in place will be adequate if Great Plains continues to grow. In addition, from time to time Great Plains may acquire businesses, products, services and technologies that are complementary to Great Plains, or that allow it to enter into new markets. These acquisitions would place additional demands upon Great Plains' management.

Demand for Great Plains' products may decrease if Great Plains is unable to compete successfully in the midmarket business software market.

    The market for business management solutions is highly competitive. Great Plains expects this competition to intensify, particularly in the midmarket. Many of Great Plains' competitors have greater financial, marketing and technical resources than Great Plains does. Great Plains cannot assure you that it will be able to compete successfully against these companies. In addition, new internet-focused companies may become significant competitors.

Great Plains may be unable to identify or complete suitable acquisitions and investments, and any acquisitions and investments Great Plains does complete may create business difficulties or dilute Great Plains' shareholders.

    Great Plains may acquire or make investments in complementary businesses, products, services or technologies. Great Plains cannot assure you that it will be able to identify suitable acquisitions or investment candidates. Even if Great Plains identifies suitable candidates, Great Plains cannot assure you that it will be able to make acquisitions or investments on commercially acceptable terms. If Great Plains acquires a company, Great Plains may have difficulty assimilating its personnel and operations into Great Plains' operations. In addition, the acquired company's key personnel may decide not to work for Great Plains. Great Plains may also have difficulty in assimilating acquired businesses, products, services and technologies into its operations. These difficulties could disrupt Great Plains' ongoing business, distract its management and workforce, increase its expenses and adversely affect its results of operations. Furthermore, Great Plains may incur significant debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of equity securities could be dilutive to Great Plains' shareholders.

Anticipated fluctuations in Great Plains' quarterly revenue and operating results may result in reduced profitability and lead to reduced prices for Great Plains stock.

    Great Plains' quarterly revenue and operating results have varied in the past and can be expected to vary in the future. As a result, Great Plains cannot assure you that it will be able to maintain profitability on an annual or quarterly basis. It is possible that in some future quarters its operating results will fall below its expectations or those of market analysts and investors. In that event, the price of Great Plains common stock would likely decrease.

    Most of Great Plains' quarterly revenue results from orders booked in that quarter. Great Plains establishes expenditure levels based on its expectation for future revenue. If revenue levels are below expectation, expenses could be disproportionately high. In addition, Great Plains' business has experienced and may continue to experience seasonality.

Great Plains may face increased competition and downward price pressure if Great Plains is unable to protect its intellectual property rights.

    Great Plains relies on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions to protect its intellectual property rights. Great Plains cannot assure you that these protections will be adequate to prevent its competitors from copying or reverse-engineering Great Plains' products, or that its competitors will not independently develop technologies that are substantially equivalent or superior to those of Great Plains. Great Plains makes source code available to certain of its partners and customers. This availability may increase the likelihood of misappropriation or other misuse of Great Plains' intellectual property.

    Great Plains has no patents. Existing copyright and trademark laws afford only limited protection for Great Plains' intellectual property rights and will not protect Great Plains' rights if competitors independently develop similar products. While Great Plains licenses the eEnterprise product under signed license agreements, Dynamics and Great Plains Accounting are licensed under "shrink wrap" licenses not signed by the licensees. These non-negotiable license agreements found printed on the software packaging may be unenforceable under the laws of certain jurisdictions. In addition, the laws of certain countries where Great Plains sells products do not protect its products and intellectual property rights to the same extent as the laws of the United States.

Great Plains may face intellectual property infringement claims which would be costly to resolve.

    Although Great Plains has never been the subject of a material intellectual property dispute, Great Plains cannot assure you that a third party will not assert that Great Plains' technology violates its intellectual property rights. As the number of software products in its target markets increases and the functionality of these products further overlap, Great Plains believes that all software developers may become increasingly subject to infringement claims. Any infringement claims, whether with or without merit, can be time consuming and expensive to defend. Great Plains cannot assure you that third parties will not assert infringement claims against it in the future with respect to Great Plains' current or future products or that any infringement claim assertions will not require it to enter into royalty arrangements that could be costly.

Difficulties presented by international economic, political, legal, accounting and business factors could negatively affect Great Plains' business in international markets.

    Great Plains has operations in a number of international markets. Great Plains intends to continue to expand its international operations and its international sales and marketing efforts. Its international business is subject to many risks, including:

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  local economic and market conditions

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  political and economic instability

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  difficulties in enforcing intellectual property and contract rights

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  difficulties in tailoring Great Plains' products to fit local accounting principles, rules, regulations, language, tax codes and customs

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  fluctuations in currency exchange rates

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  difficulties and costs of staffing and managing foreign operations

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  the need for compliance with a wide variety of foreign and United States export regulations

These risks may materially and adversely affect Great Plains' business, results of operations or financial condition.

Great Plains' stock price is volatile.

    The trading price of Great Plains common stock could be subject to wide fluctuations in response to quarter-to-quarter variations in Great Plains' operating results, developments or disputes concerning intellectual property rights, technological innovations or new products, governmental regulatory action, general conditions in the accounting and financial management software industry, increased price competition, changes in earnings estimates by analysts or other events or factors, many of which are beyond its control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many computer software companies and which have often been unrelated to the operating performance of these companies.

Concentration of ownership may give some shareholders substantial influence and may prevent or delay a change in control.

    As of September 30, 2000, Great Plains' executive officers and directors, in the aggregate, beneficially owned approximately 23.6 percent of Great Plains' outstanding common stock. These shareholders may be able to exercise substantial influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of Great Plains.

Great Plains' charter documents and Minnesota law may discourage an acquisition of Great Plains.

    Provisions of Great Plains' articles of incorporation and by-laws and Minnesota law could make it more difficult for a third-party to acquire Great Plains, even if doing so would be beneficial to its shareholders.